Exhibit 99.1

Allergan Reports Third Quarter 2016 Continuing Operations Performance with GAAP Net Revenues of $3.6 Billion; Announces Accelerated Share Repurchase, Initiation of Cash Dividend

– GAAP Continuing Operations Loss Per Share of $1.15; Non-GAAP Adjusted Diluted Net income Per Share of $3.32 –

– GAAP Q3 2016 Operating Loss from Continuing Operations of $266 Million; Non-GAAP Adjusted Operating Income from Continuing Operations of $1.78 Billion –

– Adjusted Revenue Growth Over Prior Year Quarter Growing at 7.4% with Key Promoted Brands Continuing to Grow at Double-Digit Rates –

– Exceptional R&D Productivity; Key Pipeline Programs Progressing –

– Completes $5 Billion Share Repurchase Program Ahead of Schedule; Announces $10 Billion Accelerated Share Repurchase, Initiates Cash Dividend in 2017 –

– Updates Full-Year 2016 Continuing Operations Guidance –

DUBLIN, Nov. 2, 2016 /PRNewswire/ -- Allergan plc (NYSE: AGN) today reported its third quarter 2016 continuing operations performance.

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Third Quarter 2016 Continuing Operations

($ in millions, except per share amounts)	Q3 '16	Q3 '15	Q2 '16	Q3 '16 v Q3 '15	Q3 '16 v Q2 '16
Total net revenues*	$ 3,622.2	$ 3,469.5	$ 3,684.8	4.4%	(1.7)%

Operating (Loss)	$ (266.4)	$ (1,377.4)	$ (487.6)	(80.7)%	(45.4)%
Diluted EPS - Continuing Operations	$ (1.15)	$ (2.40)	$ (1.25)	(52.1)%	(8.0)%
Cash Flow from Operations (including discontinued operations)	$ (1,092.4)	$ 1,048.2	$ 1,382.5	(204.2)%	(179.0)%
SG&A Expense	$ 1,157.2	$ 1,022.7	$ 1,210.0	13.2%	(4.4)%
R&D Expense	$ 622.8	$ 1,260.5	$ 636.5	(50.6)%	(2.2)%
Continuing Operations Tax Rate	29.5%	48.9%	37.9%	(19.4)%	(8.4)%

Non-GAAP Adjusted Operating Income	$ 1,784.4	$ 1,895.2	$ 1,860.0	(5.8)%	(4.1)%
Non-GAAP Adjusted Diluted Net Income Per Share	$ 3.32	$ 3.41	$ 3.35	(2.6)%	(0.9)%
Non-GAAP Adjusted EBITDA	$ 1,902.2	$ 1,987.2	$ 1,936.6	(4.3)%	(1.8)%
Non-GAAP SG&A Expense	$ 1,006.9	$ 867.3	$ 1,038.8	16.1%	(3.1)%
Non-GAAP R&D Expense	$ 386.4	$ 305.0	$ 345.0	26.7%	12.0%
Non-GAAP Continuing Operations Tax Rate	8.2%	7.7%	7.1%	0.5%	1.1%

* Excludes the reclassification of revenues of ($23.7) million in Q3 2016, ($43.4) million in Q3 2015, and ($24.4) million in Q2 2016 related to the portion  of Allergan product revenues sold by our Anda Distribution Business into discontinued operations.

Total net revenues of $3.6 billion, a four percent increase versus the prior year quarter, were driven by strong performance from key brands and new product launches, offset by the loss of ASACOL® HD exclusivity, lower revenues for NAMENDA XR®and IR®, a decline in non-promoted Established Brands revenues and unfavorable foreign exchange impact.

"Allergan continues to be among the best positioned biopharmaceutical companies to deliver long-term growth. Our top global products powered our performance in the third quarter, including BOTOX®, RESTASIS®, LINZESS® / CONSTELLA® and Fillers. Our R&D teams continued to deliver exceptional results and build our pipeline with our Open Science R&D approach, including the six new stepping stone acquisitions we announced this quarter. And we substantially added to our share repurchase plan and added a first-ever dividend payable in 2017 to maximize shareholder value," said Brent Saunders, Chairman, CEO and President, Allergan.

"We are focused on finishing 2016 with strong momentum. We are well positioned to leverage our Growth Pharma strategy – deliver strong, durable top-line growth powered by growing franchises; enhance category leadership driven by innovative, high-value treatments; develop new treatments from our Open Science R&D pipeline; enhance our commitment to customer intimacy; and continue to support growth through operational excellence," added Saunders.

"We are also taking bold actions in these turbulent times when healthcare costs are in the spotlight. Through our Social Contract with Patients, we are defining our commitment to balancing investment and innovation with pricing and access, as well as quality and education. We are leading the way with responsible pricing ideals for our branded therapeutic products. This is our commitment to the people who count on us to find new treatments for their most pressing medical needs," said Saunders.

"I want to thank our 16,000 global colleagues who continue to Be Bold. They have remained focused on growing our businesses. They are bringing forward new ideas and approaches to drive our Company. And they are advancing new treatments in each of our therapeutic areas that will have a profound impact on patient care and health," added Saunders.

GAAP operating loss from continuing operations in the third quarter 2016 was $266 million. Non-GAAP adjusted operating income from continuing operations in the third quarter 2016 was $1.78 billion. For the third quarter 2016, Non-GAAP adjusted EBITDA from continuing operations was $1.9 billion, compared to $2.0 billion for the third quarter 2015. The decrease was primarily due to higher research and development and selling and marketing costs. The Company reported negative cash flow from operations of $1.1 billion for the third quarter of 2016 which was unfavorably impacted by the $2.6 billion current period payment of taxes related to the divestiture of Allergan's Generics business to Teva.

Operating Expenses
Total GAAP Selling, General and Administrative (SG&A) Expense was $1.16 billion for the third quarter 2016 compared to $1.02 billion in the prior year period. Total non-GAAP SG&A Expense was $1.0 billion for the third quarter 2016 compared to $867 million in the prior year period due primarily to new product launches and promotion for key products. GAAP Research & Development (R&D) investment for the third quarter 2016 was $623 million. Non-GAAP R&D investment for the third quarter 2016 was $386 million, an increase over prior year due to costs related to key Eye Care and Central Nervous System development programs.

Amortization and Tax
Amortization expense from continuing operations for the third quarter 2016 was $1.6 billion, compared to $1.56 billion in the third quarter of 2015. The Company's GAAP continuing operations tax rate was 29.5 percent in the third quarter 2016. The Company's non-GAAP adjusted continuing operations tax rate was 8.2 percent in the third quarter 2016.

Capital Allocation Update
As of September 30, 2016, Allergan had cash and marketable securities of $27.4 billion and outstanding indebtedness of $32.8 billion. "Post the completion of the Teva transaction in the third quarter of 2016, we have continued to make important progress in our capital allocation strategy to ensure we maintain our Growth Pharma profile and support long-term growth for Allergan shareholders," said Tessa Hilado, Chief Financial Officer, Allergan. "We have completed $5 billion in our initial share repurchase program ahead of schedule, and are ready to go even further to drive shareholder value."

"The Allergan Board of Directors has expanded the share repurchase authorization to $15 billion including authorization of an accelerated share repurchase (ASR) agreement to purchase up to $10 billion of Allergan common stock and the initiation of a quarterly dividend of $0.70 per share beginning in the first quarter of 2017. These actions underscore the conviction we have in the strong future free cash flow generation of the Company, and demonstrate our desire to achieve the right balance between returning significant capital to our shareholders while maintaining our investment-grade credit ratings and preserving sufficient firepower to continue to invest for growth," added Saunders.

Discontinued Operations and Continuing Operations
As a result of the completed divestiture of the Company's Global Generics business to Teva on August 2, 2016, and the completed divestiture of the Company's Anda distribution business to Teva on October 3, 2016, the third quarter 2016 financial results of these businesses are being reported as discontinued operations in the condensed consolidated statements of operations. Included in segment revenues are product sales that were sold by the Anda Distribution business once the Anda Distribution business had sold the product to a third party customer. These sales are included in segment results and are excluded from total continuing operations revenues through a reduction to Corporate revenues. Cost of sales for these products in discontinued operations is equal to our average third-party cost of sales for third-party brand products distributed by Anda Distribution.

Third Quarter 2016 Business Segment Results
U.S. Specialized Therapeutics

(Unaudited; $ in millions)	Three Months Ended September 30,
	2016 (1)	2015 (1)

Eye Care	$ 608.5	$ 539.9
Total Medical Aesthetics	388.9	340.1
Facial Aesthetics	293.7	249.0
Plastic Surgery	52.2	54.3
Skin Care	43.0	36.8
Medical Dermatology	116.1	107.8
Neuroscience & Urology	330.7	291.4
Other Revenues	9.0	17.4
Net revenues	$ 1,453.2	$ 1,296.6
Operating expenses:
Cost of sales(2)	69.2	71.6
Selling and marketing	292.4	236.2
General and administrative	41.2	17.2
Segment contribution	$ 1,050.4	$ 971.6
Segment margin	72.3%	74.9%
Segment gross margin(3)	95.2%	94.5%

(1) Includes revenues earned that were distributed through the Anda Distribution business to third party customers.
(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

U.S. Specialized Therapeutics net revenues grew 12 percent driven by growth in Eye Care, Facial Aesthetics and Neuroscience & Urology.

Eye Care

  Our Eye Care franchise experienced strong results with RESTASIS® net revenues in the third quarter of 2016 of $356.4 million, up 14 percent.
    Our Glaucoma eye drops also experienced strong results with LUMIGAN®/GANFORT® net revenues in the third quarter of 2016 of $78.3 million, up 9 percent.  ALPHAGAN®/COMBIGAN® net revenues in the third quarter of 2016 were $93.4 million, up 15 percent.
    OZURDEX® net revenues in the third quarter of 2016 were strong at $20.9 million, up 19 percent driven by demand from the diabetic macular edema indication.

Medical Aesthetics

  Our Facial Aesthetics franchise continues to experience record results.
    BOTOX® Cosmetic net revenues in the third quarter of 2016 were strong at $174.5 million, up 10 percent reflecting strong demand.
    Fillers net revenues in the third quarter of 2016 were $105.0 million, up 17 percent driven by strong sales of Voluma and an expanding customer base in advance of the launch of Volbella.
    KYBELLA® net revenues in the third quarter of 2016 were $14.2 million. Direct-to-consumer advertising (DTC) efforts were initiated in mid-August.
  Plastic Surgery
    Breast implant net revenues in the third quarter of 2016 were stable at $51.1 million despite overall market declines.
  Skin Care
    SkinMedica® net revenues in the third quarter of 2016 remained strong at $25.8 million.

Medical Dermatology

  ACZONE® net revenues in the third quarter of 2016 were $69.0 million, up 44 percent driven by the launch of ACZONE 7.5% and higher net average selling prices.
  TAZORAC® net revenues in the third quarter of 2016 remained stable at $27.5 million.

Neurosciences & Urology

  BOTOX® Therapeutic revenues in the third quarter of 2016 were $305.5 million, up 17 percent driven by strong demand across overactive bladder, chronic migraine and adult spasticity indications.
  RAPAFLO® revenues in the third quarter of 2016 were $25.2 million, down 16 percent impacted by continued conversion of patients to generic products.

U.S. Specialized Therapeutics gross margin for the third quarter of 2016 was 95 percent. SG&A expenses in the segment increased 32 percent in the third quarter 2016 primarily due to sales force expansion and increased promotion for key brands, including Kybella® DTC advertising. U.S. Segment contribution for the third quarter 2016 remained strong at $1.1 billion versus the prior year period of $971.6 million.

U.S. General Medicine

(Unaudited; $ in millions)	Three Months Ended September 30,
	2016 (1)	2015 (1)

Central Nervous System	$ 325.5	$ 406.7
Gastrointestinal	431.4	398.6
Women's Health	305.3	268.0
Anti-Infectives	52.5	52.3
Established Brands	319.3	400.5
Other Revenues	54.1	25.9
Net revenues	$ 1,488.1	$ 1,552.0
Operating expenses:
Cost of sales(2)	215.1	227.5
Selling and marketing	292.8	262.8
General and administrative	42.3	17.5
Segment contribution	$ 937.9	$ 1,044.2
Segment margin	63.0%	67.3%
Segment gross margin(3)	85.5%	85.3%

(1) Includes revenues earned that were distributed through the Anda Distribution business to third party customers.
(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

U.S. General Medicine net revenues declined 4 percent year over year, impacted by a decline in Central Nervous System and Established Brands revenues, offset primarily by growth in Gastrointestinal and Women's Health performance

Central Nervous System

  Allergan CNS franchise revenues were primarily impacted by lower revenues for Namenda IR® and Namenda XR® offset by the strong launch of VRAYLAR™.
  NAMZARIC® net revenues in the third quarter of 2016 were $14.9 million. Promotional efforts are increasing in the fourth quarter due to approval of the expanded label for the product.
  NAMENDA XR® net revenues in the third quarter of 2016 were $146.9 million, down 32 percent driven primarily by a decrease in demand and lower average net selling prices to maintain formulary coverage.
  VRAYLAR™ net revenues in the third quarter of 2016 were strong at $32.4 million, illustrating its rapid acceptance nine months following launch.
  VIIBRYD®/FETZIMA® continue to perform well with net revenues in the third quarter of 2016 of $87.6 million, up 4 percent.
  SAPHRIS® net revenues were $40.8 million, down 20 percent for the quarter reflecting lower average selling prices.

Gastrointestinal

  LINZESS® net revenues in the third quarter of 2016 were $164.4 million, up 40 percent driven primarily by continued OTC conversion.
  VIBERZI® net revenues in the third quarter of 2016 were $30.9 million, driven by continued uptake by gastroenterologists and primary care physicians.
  ASACOL®/DELZICOL® net revenues in the third quarter of 2016 were $72.2 million, impacted by generic product entry for Asacol® HD in the third quarter and lower than anticipated generic pricing in the market.

Women's Health

  Lo LOESTRIN® net revenues in the third quarter of 2016 were $105.7 million, up 18 percent driven by continued demand for the product.
  ESTRACE® Cream and MINASTRIN® 24 net revenues both experienced double-digit growth in the third quarter of 2016 with revenues of $98.6 million and $84.9 million, respectively.

Anti-Infectives

  TEFLARO® and DALVANCE® net revenues in the third quarter of 2016 were $33.3 million and $10.3 million, respectively.
  AVYCAZ® net revenues in the third quarter of 2016 were $4.8 million.

Established Brands and Other Products

  Established Brands net revenues in the third quarter of 2016 were $319.3 million, impacted by the divestiture of CERVIDIL® and genericization of ENABLEX®.
  Within Established Brands, BYSTOLIC® net revenues in the third quarter of 2016 were $163.9 million, up 6 percent driven by stable demand and price appreciation.

U.S. General Medicine gross margin for the third quarter of 2016 remained stable at 85.5 percent. SG&A expenses in the segment were $335.1 million, up 20 percent in the third quarter 2016 primarily due to new product launches, including VIBERZI® and VRAYLAR™. Segment contribution for the third quarter 2016 was $937.9 million.

International

(Unaudited; $ in millions)	Three Months Ended September 30,
	2016	2015

Eye Care	$ 294.2	$ 281.5
Total Medical Aesthetics	251.0	214.8
Facial Aesthetics	212.6	176.5
Plastic Surgery	35.8	34.6
Skin Care	2.6	3.7
Botox Therapeutics and Other *	134.6	155.5
Other Revenues	18.0	8.8
Net revenues *	$ 697.8	$ 660.6
Operating expenses:
Cost of sales(1)	95.1	108.3
Selling and marketing	188.2	155.8
General and administrative	28.0	33.3
Segment contribution	$ 386.5	$ 363.2
Segment margin	55.4%	55.0%
Segment gross margin (2)	86.4%	83.6%

(1) Excludes amortization and impairment of acquired intangibles including product rights.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

*  Includes an adjustment of $31.7 million recorded in the three months ended September 30, 2015 related to International other product revenues for the six months ended June 30, 2015 that were reported in discontinued operations instead of continuing operations during the six months ended June 30, 2015.  The impact of this out-of-period adjustment is not material to the six months ended June 30, 2015 or the three months ended September 30, 2015, and had no impact on the nine months ended September 30, 2015.

International net revenues increased six percent year over year, driven by growth in Facial Aesthetics and Eye Care. Excluding the impact of an out-of-period adjustment in the three months ended September 30, 2015, net revenues would have increased 11 percent.

Eye Care

  LUMIGAN®/GANFORT® and ALPHAGAN®/COMBIGAN® revenues in the third quarter of 2016 were $86.6 million and $41.3 million, respectively, reflecting stable performance across Allergan's glaucoma product franchise.
  OZURDEX® revenues in the third quarter of 2016 were $43.4 million, up 28 percent reflecting volume growth across all regions.
  OPTIVE® revenues in the third quarter of 2016 were $25.6 million, up 10 percent reflecting volume growth across most regions.

Medical Aesthetics

  Facial Aesthetics
    BOTOX® Cosmetic revenues in the third quarter of 2016 were $115.3 million, up 17 percent driven by continued volume growth across most regions.
    Fillers revenues in the third quarter of 2016 were $96.8 million, up 24 percent reflecting continued strong performance across most regions.
  Plastic Surgery
    Breast implant revenues in the third quarter of 2016 increased 3 percent to $35.6 million.

Botox Therapeutic & Other Products

  BOTOX® Therapeutic revenues in the third quarter of 2016 were $78.1 million, up 11 percent reflecting continued volume growth across most regions.
  ASACOL®/DELZICOL® revenues in the third quarter of 2016 were $14.2 million, reflecting a moderate decline.

International gross margin for the third quarter of 2016 was 86.4 percent. SG&A expenses in the segment were $216.2 million in the third quarter 2016, an increase versus prior year primarily due to new launches. Segment contribution was $386.5 million.

Corporate Function
Included within our corporate function are shared costs, including above site and unallocated costs associated with running our global manufacturing facilities and corporate general and administrative expenses. In addition, our corporate function includes the impact of segment results that are sold through our former Anda Distribution business that are excluded from total continuing operations revenues through a reduction to Corporate revenues and the correlating cost of goods sold impact.

Pipeline Update
Allergan R&D continued to build and deliver on its pipeline in the quarter. Key development highlights included:

U.S. and International Branded Product Approvals and Launches

  Allergan announced that BELKYRA® (deoxycholic acid) has received Marketing Authorization in Sweden after being granted approval by the Swedish Medical Products Agency (MPA). BELKYRA® was evaluated through a Decentralised Procedure, with the MPA acting as the Reference Member State and included 20 other countries in the European Union, as well as Iceland and Norway.
  Allergan and Medicines360 announced the launch of the new LILETTA® (levonorgestrel-releasing intrauterine system) 52 mg IUD single-handed inserter (intrauterine device), for use by women to prevent pregnancy for up to three years.
  Allergan and Adams announced U.S. availability for four dosage strengths of NAMZARIC® (memantine and donepezil hydrochlorides) extended-release capsules that allow patients on donepezil 10 mg to start directly on NAMZARIC®.

Regulatory Milestones & Clinical Updates

  Allergan announced that the Committee for Medicinal Products for Human Use (CHMP) adopted a Positive Opinion for TRUBERZI® (eluxadoline) in the European Union. Allergan anticipates launching TRUBERZI® in Europe in 2017.
  Allergan announced that FDA has accepted for filing the company's supplemental New Drug Application (sNDA) for AVYCAZ® (ceftazidime and avibactam), seeking the addition of new Phase 3 clinical trial data evaluating AVYCAZ® in patients with complicated urinary tract infections (cUTI), including pyelonephritis, due to designated susceptible pathogens to the current product label.
  Allergan has initiated a Phase 3 study of rapastinel evaluating the efficacy, safety, and tolerability of rapastinel compared to placebo in patients with major depressive disorder (MDD).
  Allergan has initiated a Phase 3 study of ubrogepant evaluating the efficacy, safety, and tolerability of ubrogepant compared to placebo for the acute treatment migraine.
  Allergan has initiated a Phase 2 study of atogepant evaluating the safety and tolerability of various doses of atogepant for the prevention of episodic migraine.
  Allergan and Serenity Pharmaceuticals announced that FDA's Bone, Reproductive and Urologic Drugs Advisory Committee voted in favor of the benefit risk profile of the New Drug Application (NDA) for SER120 (desmopressin nasal spray), an investigational drug developed for the treatment of nocturia, a common yet often under-diagnosed urological disorder, in adults who awaken two or more times per night to empty the bladder.
  Allergan and Motus announced positive results from a Phase 2b study for relamorelin for the treatment of diabetic gastroparesis and other GI functional disorders. The study showed relamorelin administered for 12 weeks demonstrated substantial efficacy for the key diabetic gastroparesis symptoms of nausea, post-prandial fullness, abdominal pain and bloating (measured both individually and as a composite endpoint), along with a potent prokinetic effect on gastric motility. Allergan also announced that it has exercised its option to acquire Motus Therapeutics.

Updated Full Year 2016 Continuing Operations Guidance1
Allergan's full year 2016 continuing operations standalone estimates are based on management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events. Continuing operations includes the U.S. Specialized Therapeutics, U.S. General Medicine and International.

	GAAP	NON-GAAP
Total Net Revenues	$14.45 billion - $14.65 billion	$14.45 billion - $14.65 billion
Gross Margin (as a % of revenues)	~86.5 - 87.5%	~87 - 88%
SG&A Expense	~$4.5 billion	~$4 billion
R&D Expense	~$2.5 billion	~$1.5 billion
Net Interest Expense/Other Income	~$1.05 billion	~$1.25 billion
Tax Rate	~45%	~8 - 9%
Earnings / (Loss) Per Share[2]	($3.70 - $3.90)	$13.30 - $13.50
Average 2016 Share Count[3,4]	~386 million shares	~408 million shares
Average Year-End 2016 Share Count[4]	365 million shares	365 million shares

1 Excludes Anda from Net Revenues and expenses. Guidance based on net revenues.
2 GAAP (loss) per share includes the impact of amortization of approximately $6.4 billion, IPR&D impairments and asset sales and impairments, net of $293 million and dividends on preferred shares of approximately $278 million.
3 GAAP EPS shares do not include dilution of shares as earnings are a net loss. As such, the dilution impact of preferred share conversion and outstanding equity awards is not included in the forecasted shares.
4 Includes anticipated impact of $10 billion in Accelerated Share Repurchase (ASR)

Third Quarter 2016 Conference Call and Webcast Details
Allergan will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its third quarter 2016 results. The dial-in number to access the call is U.S./Canada (877) 251-7980, International (706) 643-1573, and the conference ID is 96095913. To access the live webcast, go to Allergan's Investor Relations Web site at http://ir.allergan.com.

A taped replay of the conference call will also be available beginning approximately two hours after the call's conclusion and will remain available through 11:30 PM Eastern Time on November 16, 2016. The replay may be accessed by dialing (855) 859-2056 and entering conference ID 96095913. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same conference ID. To access the webcast, go to Allergan's Investor Relations Web site at http://ir.allergan.com. A replay of the webcast will also be available.

About Allergan
Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global biopharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceuticals, devices and biologic products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women's health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, the Company's R&D model, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. This approach has led to Allergan building one of the broadest development pipelines in the pharmaceutical industry with 70+ mid-to-late stage pipeline programs in development.

Our Company's success is powered by our more than 16,000 global colleagues' commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.

For more information, visit Allergan's website at www.Allergan.com.

Website addresses are included only as inactive textual references and are not intended to be active links to such websites. Information contained on such websites or that can be accessed through such websites does not constitute part of this release.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan's current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (certain of such periodic public filings having been filed under the "Actavis plc" name). Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

This document contains non-GAAP adjusted financial measures. The Appendix hereto presents reconciliations of certain non-GAAP adjusted financial measures to the most directly comparable GAAP measures.

The non-GAAP adjusted measures include non-GAAP adjusted net income, non-GAAP adjusted diluted net income per share, adjusted EBITDA and non-GAAP adjusted operating income.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance, make day to day operating decisions, prepare internal forecasts, communicate external forward looking guidance to investors, compensate management and allocate the Company's resources. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non GAAP adjusted financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non GAAP adjusted financial measures may not be comparable to similar non-GAAP measures used by other companies. We caution investors not to place undue reliance on such non-GAAP adjusted measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP adjusted financial measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

The following table presents Allergan plc's Condensed Consolidated Statement of Operations for the three and nine months ended September 30, 2016 and 2015:

				Table 1
ALLERGAN PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net revenues	$ 3,622.2	$ 3,469.5	$ 10,706.3	$ 9,081.2

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	462.2	710.3	1,381.1	2,150.0
Research and development	622.8	1,260.5	1,662.4	1,927.9
Selling, general and administrative	1,157.2	1,022.7	3,463.5	3,205.2
Amortization	1,609.1	1,557.8	4,831.9	3,858.9
In-process research and development impairments	42.0	300.0	316.9	497.6
Asset sales and impairments, net	(4.7)	(4.4)	(24.0)	3.1
Total operating expenses	3,888.6	4,846.9	11,631.8	11,642.7
Operating (loss)	(266.4)	(1,377.4)	(925.5)	(2,561.5)

Non-operating income (expense):
Interest income	18.1	3.5	23.5	7.6
Interest (expense)	(324.3)	(340.2)	(1,002.9)	(852.0)
Other income (expense), net	33.6	0.2	184.2	(238.1)
Total other income (expense), net	(272.6)	(336.5)	(795.2)	(1,082.5)
(Loss) before income taxes and noncontrolling interest	(539.0)	(1,713.9)	(1,720.7)	(3,644.0)
(Benefit) for income taxes	(158.9)	(838.9)	(825.8)	(1,491.0)
Net (loss) from continuing operations, net of tax	(380.1)	(875.0)	(894.9)	(2,153.0)
Income from discontinued operations, net of tax	15,601.9	6,177.6	15,873.2	6,701.7
Net income	15,221.8	5,302.6	14,978.3	4,548.7
(Income) attributable to noncontrolling interest	(1.8)	(1.4)	(4.3)	(2.6)
Net income attributable to shareholders	15,220.0	5,301.2	14,974.0	4,546.1
Dividends on preferred shares	69.6	69.6	208.8	162.4
Net income attributable to ordinary shareholders	$ 15,150.4	$ 5,231.6	$ 14,765.2	$ 4,383.7

(Loss) / income per share attributable to ordinary shareholders - basic:
Continuing operations	$ (1.15)	$ (2.40)	$ (2.81)	$ (6.46)
Discontinued operations	39.73	15.69	40.25	18.67
Net income per share - basic	$ 38.58	$ 13.29	$ 37.44	$ 12.21
(Loss) / income per share attributable to ordinary shareholders - diluted:
Continuing operations	$ (1.15)	$ (2.40)	$ (2.81)	$ (6.46)
Discontinued operations	39.73	15.69	40.25	18.67
Net income per share - diluted	$ 38.58	$ 13.29	$ 37.44	$ 12.21

Weighted average shares outstanding:
Basic	392.7	393.6	394.4	358.9
Diluted	392.7	393.6	394.4	358.9

The following table details Allergan plc's product revenue for significant promoted products globally, within the U.S., and International for the three and nine months ended September 30, 2016 and 2015:

											Table 2
ALLERGAN PLC
NET REVENUES TOP GLOBAL PRODUCTS
(Unaudited; in millions)

	Three Months Ended September 30,
	Global				U.S.				International
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change

Botox®	$ 689.7	$ 604.4	$ 85.3	14.1%	$ 496.3	$ 435.6	$ 60.7	13.9%	$ 193.4	$ 168.8	$ 24.6	14.6%
Restasis®	371.8	328.3	43.5	13.3%	356.4	312.8	43.6	13.9%	15.4	15.5	(0.1)	(0.6)%
Fillers	201.8	167.6	34.2	20.4%	105.0	89.7	15.3	17.1%	96.8	77.9	18.9	24.3%
Namenda XR®	146.9	214.5	(67.6)	(31.5)%	146.9	214.5	(67.6)	(31.5)%	-	-	-	n.a.
Lumigan®/Ganfort®	164.9	157.9	7.0	4.4%	78.3	71.7	6.6	9.2%	86.6	86.2	0.4	0.5%
Bystolic®	164.4	155.7	8.7	5.6%	163.9	155.3	8.6	5.5%	0.5	0.4	0.1	25.0%
Linzess®/Constella®	168.7	118.6	50.1	42.2%	164.4	117.5	46.9	39.9%	4.3	1.1	3.2	n.m.
Alphagan®/Combigan®	134.7	120.8	13.9	11.5%	93.4	81.4	12.0	14.7%	41.3	39.4	1.9	4.8%
Asacol®/Delzicol®	86.4	157.2	(70.8)	(45.0)%	72.2	141.9	(69.7)	(49.1)%	14.2	15.3	(1.1)	(7.2)%
Lo Loestrin®	105.7	90.8	14.9	16.4%	105.7	89.8	15.9	17.7%	-	1.0	(1.0)	(100.0)%
Viibryd®/Fetzima®	87.6	84.5	3.1	3.7%	87.6	84.5	3.1	3.7%	-	-	-	n.a.
Estrace® Cream	98.6	87.4	11.2	12.8%	98.6	87.4	11.2	12.8%	-	-	-	n.a.
Minastrin® 24	84.9	74.4	10.5	14.1%	84.9	74.4	10.5	14.1%	-	-	-	n.a.
Breast Implants	86.7	85.5	1.2	1.4%	51.1	50.9	0.2	0.4%	35.6	34.6	1.0	2.9%
Carafate ® / Sulcrate ®	57.0	52.9	4.1	7.8%	56.4	52.9	3.5	6.6%	0.6	-	0.6	n.a.
Ozurdex ®	64.3	51.6	12.7	24.6%	20.9	17.6	3.3	18.8%	43.4	34.0	9.4	27.6%
Aczone®	69.0	48.0	21.0	43.8%	69.0	48.0	21.0	43.8%	-	-	-	n.a.
Namenda® IR	2.9	54.9	(52.0)	(94.7)%	2.9	54.9	(52.0)	(94.7)%	-	-	-	n.a.
Other Products Revenues	859.9	857.9	2.0	0.2%	694.2	671.5	22.7	3.4%	165.7	186.4	(20.7)	(11.1)%
Less product sold through our Anda Distribution business	(23.7)	(43.4)	19.7	(45.4)%	(23.7)	(43.4)	19.7	(45.4)%	-	-	-	n.a.
Total Net Revenues	$ 3,622.2	$ 3,469.5	$ 152.7	4.4%	$ 2,924.4	$ 2,808.9	$ 115.5	4.1%	$ 697.8	$ 660.6	$ 37.2	5.6%

	Nine Months Ended September 30,
	Global				U.S.				International
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change

Botox®	$ 2,046.9	$ 1,319.8	$ 727.1	55.1%	$ 1,454.0	$ 926.4	$ 527.6	57.0%	$ 592.9	$ 393.4	$ 199.5	50.7%
Restasis®	1,076.1	683.2	392.9	57.5%	1,026.4	651.4	375.0	57.6%	49.7	31.8	17.9	56.3%
Fillers	629.5	388.2	241.3	62.2%	325.3	206.7	118.6	57.4%	304.2	181.5	122.7	67.6%
Namenda XR®	486.5	569.8	(83.3)	(14.6)%	486.5	569.8	(83.3)	(14.6)%	-	-	-	n.a.
Lumigan®/Ganfort®	509.6	355.6	154.0	43.3%	240.4	165.9	74.5	44.9%	269.2	189.7	79.5	41.9%
Bystolic®	479.1	476.9	2.2	0.5%	477.8	476.1	1.7	0.4%	1.3	0.8	0.5	62.5%
Linzess®/Constella®	464.7	328.0	136.7	41.7%	452.0	325.1	126.9	39.0%	12.7	2.9	9.8	n.m.
Alphagan®/Combigan®	401.6	272.3	129.3	47.5%	274.3	184.9	89.4	48.4%	127.3	87.4	39.9	45.7%
Asacol®/Delzicol®	338.4	455.6	(117.2)	(25.7)%	297.9	407.8	(109.9)	(26.9)%	40.5	47.8	(7.3)	(15.3)%
Lo Loestrin®	296.0	253.3	42.7	16.9%	296.0	251.7	44.3	17.6%	-	1.6	(1.6)	(100.0)%
Viibryd®/Fetzima®	252.7	244.8	7.9	3.2%	252.6	244.8	7.8	3.2%	0.1	-	0.1	n.a.
Estrace® Cream	276.4	229.4	47.0	20.5%	276.4	229.4	47.0	20.5%	-	-	-	n.a.
Minastrin® 24	248.9	195.9	53.0	27.1%	247.5	195.3	52.2	26.7%	1.4	0.6	0.8	133.3%
Breast Implants	261.7	198.4	63.3	31.9%	149.2	112.8	36.4	32.3%	112.5	85.6	26.9	31.4%
Carafate ® / Sulcrate ®	169.4	153.4	16.0	10.4%	167.7	153.4	14.3	9.3%	1.7	-	1.7	n.a.
Ozurdex ®	192.0	109.6	82.4	75.2%	61.8	36.9	24.9	67.5%	130.2	72.7	57.5	79.1%
Aczone®	156.1	114.3	41.8	36.6%	156.1	114.3	41.8	36.6%	-	-	-	n.a.
Namenda® IR	12.8	532.9	(520.1)	(97.6)%	12.8	532.9	(520.1)	(97.6)%	-	-	-	n.a.
Other Products Revenues	2,487.9	2,313.6	174.3	7.5%	2,003.5	1,913.0	90.5	4.7%	484.4	400.6	83.8	20.9%
Less product sold through our Anda Distribution business	(80.0)	(113.8)	33.8	(29.7)%	(80.0)	(113.8)	33.8	(29.7)%	-	-	-	n.a.
Total Net Revenues	$ 10,706.3	$ 9,081.2	$ 1,625.1	17.9%	$ 8,578.2	$ 7,584.8	$ 993.4	13.1%	$ 2,128.1	$ 1,496.4	$ 631.7	42.2%

The following table presents Allergan plc's Condensed Consolidated Balance Sheets as of September 30, 2016 and December 31, 2015:

		Table 3
ALLERGAN PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)
	September 30,	December 31,
	2016	2015

Assets
Cash and cash equivalents	$ 7,554.7	$ 1,096.0
Marketable securities	19,837.6	9.3
Accounts receivable, net	2,398.5	2,125.4
Inventories	705.5	757.5
Other current assets	771.7	495.3
Assets held for sale	663.1	14,808.9
Property, plant and equipment, net	1,566.3	1,531.3
Investments and other assets	461.8	458.2
Product rights and other intangibles, net	63,022.7	67,836.2
Goodwill	46,625.8	46,465.2
Total assets	$ 143,607.7	$ 135,583.3

Liabilities & Equity
Current liabilities	$ 6,210.0	$ 4,202.3
Liabilities held for sale	247.5	2,228.6
Current and long-term debt and capital leases	32,770.0	42,530.4
Deferred income taxes and other liabilities	14,649.8	10,032.7
Total equity	89,730.4	76,589.3
Total liabilities and equity	$ 143,607.7	$ 135,583.3

The following table presents Allergan plc's Condensed Consolidated Statements of Cash Flows for the three and nine months ended September 30, 2016 and 2015:

			Table 4
ALLERGAN PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cash Flows From Operating Activities:
Net income	$ 15,221.8	$ 5,302.6	$ 14,978.3	$ 4,548.7
Reconciliation to net cash provided by operating activities:
Depreciation	40.7	51.4	117.6	183.9
Amortization	1,609.1	1,593.9	4,836.7	4,192.8
Provision for inventory reserve	45.8	45.2	162.7	108.6
Share-based compensation	81.1	109.8	269.9	510.5
Deferred income tax benefit	(190.0)	(6,882.0)	(517.1)	(7,470.9)
Pre-tax gain sale of generics business	(24,203.1)	-	(24,203.1)	-
Non-cash tax effect of gain on sale of generics business	5,749.9	-	5,749.9	-
In-process research and development impairments	42.0	300.0	316.9	497.6
(Gain) / loss on asset sales and impairments, net	(4.7)	(1.2)	(24.0)	57.2
Amortization of inventory step up	-	313.7	42.4	1,019.8
Amortization of deferred financing costs	23.6	8.7	44.6	289.2
Contingent consideration adjustments, including accretion	15.9	81.1	76.7	89.2
Excess tax benefit from stock-based compensation	5.3	(17.7)	(26.6)	(54.0)
Other, net	10.4	(9.4)	(16.0)	54.9
Changes in assets and liabilities (net of effects of acquisitions):
Decrease / (increase) in accounts receivable, net	460.8	532.1	(40.4)	(364.0)
Decrease / (increase) in inventories	(38.4)	(35.3)	(221.6)	(270.1)
Decrease / (increase) in prepaid expenses and other current assets	(86.5)	(86.4)	158.9	(3.3)
Increase / (decrease) in accounts payable and accrued expenses	(92.1)	(399.2)	331.9	(290.6)
Increase / (decrease) in income and other taxes payable	346.0	112.8	(131.6)	(103.4)
Increase / (decrease) in other assets and liabilities	(130.0)	28.1	(397.5)	(21.6)
Net cash (used in) / provided by operating activities	(1,092.4)	1,048.2	1,508.6	2,974.5
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(67.7)	(102.5)	(250.5)	(350.7)
Additions to product rights and other intangibles	-	(62.6)	-	(91.1)
Sale of generics business	33,304.5	-	33,304.5	-
Additions to investments	(15,445.5)	(6.0)	(15,445.5)	(27.0)
Proceeds from sale of investments and other assets	14.5	-	40.0	855.8
Proceeds from sales of property, plant and equipment	18.8	52.1	33.3	133.6
Acquisitions of businesses, net of cash acquired	(74.5)	(132.8)	(74.5)	(35,242.7)
Net cash provided by / (used in) investing activities	17,750.1	(251.8)	17,607.3	(34,722.1)
Cash Flows From Financing Activities:
Proceeds from borrowings of long-term indebtedness	-	-	-	26,456
Proceeds from borrowings on credit facility and other	150.0	-	1,050.0	2,882.0
Debt issuance and other financing costs	-	-	-	(310.8)
Payments on debt, including capital lease obligations	(6,995.4)	(230.5)	(10,831.0)	(4,326.7)
Proceeds from issuance of preferred shares	-	-	-	4,929.7
Proceeds from issuance of ordinary shares	-	-	-	4,071.1
Proceeds from stock plans	30.7	87.6	138.0	195.8
Payments of contingent consideration	(13.9)	(46.3)	(77.7)	(138.3)
Repurchase of ordinary shares	(2,691.3)	(7.2)	(2,758.6)	(108.2)
Dividends	(69.6)	(69.7)	(208.8)	(138.4)
Excess tax benefit from stock-based compensation	(5.3)	17.7	26.6	54.0
Net cash (used in) / provided by financing activities	(9,594.8)	(248.4)	(12,661.5)	33,566.6
Effect of currency exchange rate changes on cash and cash equivalents	2.3	(2.0)	4.3	(5.1)
Net increase in cash and cash equivalents	7,065.2	546.0	6,458.7	1,813.9
Cash and cash equivalents at beginning of period	489.5	1,517.9	1,096.0	250.0
Cash and cash equivalents at end of period	$ 7,554.7	$ 2,063.9	$ 7,554.7	$ 2,063.9
Supplemental Disclosures of Cash Flow Information
Taxes paid in connection with the sale of the generics business	$ 2,571.7	$ -	$ 2,571.7	$ -

We define non-GAAP adjustments to the reported GAAP measures as GAAP results adjusted for the following net of tax: (i) amortization expenses, (ii) global supply chain and operational excellence initiatives, (iii) acquisition, integration and licensing charges, (iv) accretion and fair market value adjustments on contingent liabilities, (v) impairment/asset sales and related costs, including the exclusion of discontinued operations, (vi) legal settlements and (vii) other unusual charges or expenses. The following table presents Allergan plc's GAAP to Non-GAAP adjustments for the three and nine months ended September 30, 2016 and 2015:

										Table 5
ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended September 30, 2016
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$ 3,622.2	$ 462.2	$ 622.8	$ 796.0	$ 361.2	$ 1,609.1	$ 37.3	$ (306.2)	$ 33.6	$ (158.9)

Expenditures incurred with the Pfizer transaction	-	(1.3)	(2.2)	(5.2)	(9.3)	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(1.7)	(8.0)	(16.3)	(12.0)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(0.3)	(4.1)	(2.6)	(12.4)	-	-	-	-	-
Integration charges of acquired businesses	-	(6.4)	(2.9)	3.7	(38.5)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Retrosense	-	-	(59.7)	-	-	-	-	-	-	-
Arkana	-	-	(48.2)	-	-	-	-	-	-	-
Merck license agreement	-	-	(100.0)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(10.4)	(5.5)	-	-	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	(18.2)	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(10.3)	-	-
Abandonment of certain R&D projects acquired in the Forest acquisition	-	-	-	-	-	-	(42.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	4.7	-	-	-
Litigation settlement related charges	-	-	-	-	(40.8)	-	-	-	-	-
Other adjustments	-	0.1	(5.8)	-	1.3	(1,609.1)	-	-	-	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	147.7
Discrete income tax events	-	-	-	-	-	-	-	-	-	134.5

Non-GAAP Adjusted	$ 3,622.2	$ 442.2	$ 386.4	$ 775.6	$ 231.3	$ -	$ -	$ (316.5)	$ 33.6	$ 123.3

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended September 30, 2015
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$ 3,469.5	$ 710.3	$ 1,260.5	$ 683.6	$ 339.1	$ 1,557.8	$ 295.6	$ (336.7)	$ 0.2	$ (838.9)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(292.9)	-	-	-	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(4.3)	(15.4)	(24.6)	(18.6)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(0.2)	(3.2)	(7.3)	(7.1)	-	-	-	-	-
Integration charges of acquired businesses	-	(0.2)	(19.5)	3.6	(80.5)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Naurex	-	-	(571.7)	-	-	-	-	-	-	-
Darpin	-	-	(35.0)	-	-	-	-	-	-	-
Merck license agreement	-	-	(250.0)	-	-	-	-	-	-	-
Other	-	-	(0.6)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(20.6)	(60.1)	-	(0.6)	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	(4.5)	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(19.4)	-	-
Abandonment of certain R&D projects acquired in the Allergan acquisition	-	-	-	-	-	-	(300.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	4.4	-	-	-
Litigation settlement related charges	-	-	-	-	(17.5)	-	-	-	-	-
Other adjustments	(3.7)	-	-	1.7	-	(1,557.8)	-	-	(5.0)	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	513.7
Discrete income tax events	-	-	-	-	-	-	-	-	-	443.0

Non-GAAP Adjusted	$ 3,465.8	$ 392.1	$ 305.0	$ 657.0	$ 210.3	$ -	$ -	$ (356.1)	$ (4.8)	$ 117.8

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Nine Months Ended September 30, 2016
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$ 10,706.3	$ 1,381.1	$ 1,662.4	$ 2,429.6	$ 1,033.9	$ 4,831.9	$ 292.9	$ (979.4)	$ 184.2	$ (825.8)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(42.4)	-	-	-	-	-	-	-	-
Expenditures incurred with the Pfizer transaction	-	(3.5)	(5.7)	(26.2)	(57.5)	-	-	-	(150.0)	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(6.4)	(31.8)	(55.3)	(35.7)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(3.6)	(6.7)	(8.0)	(17.8)	-	-	-	-	-
Integration charges of acquired businesses	-	(8.9)	3.4	(3.7)	(121.5)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Topokine	-	-	(85.8)	-	-	-	-	-	-	-
Anterios	-	-	(89.2)	-	-	-	-	-	-	-
Retrosense	-	-	(59.7)	-	-	-	-	-	-	-
Arkana	-	-	(48.2)	-	-	-	-	-	-	-
Merck license agreement	-	-	(100.0)	-	-	-	-	-	-	-
Heptares	-	-	(125.0)	-	-	-	-	-	-	-
Other adjustments	-	-	(34.2)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(13.4)	(65.8)	-	(0.1)	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	(18.4)	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(40.6)	-	-
Women's healthcare portfolio product impairment	-	-	-	-	-	-	(24.0)	-	-	-
Abandonment of certain R&D projects acquired in the Allergan acquisition	-	-	-	-	-	-	(189.9)	-	-	-
Abandonment of certain R&D projects acquired in the Forest acquisition	-	-	-	-	-	-	(42.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(37.0)	-	-	-
Litigation settlement related charges	-	-	-	-	(100.0)	-	-	-	-	-
Other adjustments	-	-	(5.8)	(0.1)	(4.5)	(4,831.9)	-	-	-	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	1,127.8
Discrete income tax events	-	-	-	-	-	-	-	-	-	62.2

Non-GAAP Adjusted	$ 10,706.3	$ 1,302.9	$ 1,007.9	$ 2,336.3	$ 678.4	$ -	$ -	$ (1,020.0)	$ 34.2	$ 364.2

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Nine Months Ended September 30, 2015
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$ 9,081.2	$ 2,150.0	$ 1,927.9	$ 2,017.2	$ 1,188.0	$ 3,858.9	$ 500.7	$ (844.4)	$ (238.1)	$ (1,491.0)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(977.7)	-	-	-	-	-	-	-	-
Unsalable inventory resulting from the sale of the Company's Respiratory Business	-	(35.3)	-	-	-	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(19.2)	(119.0)	(100.2)	(262.1)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(11.5)	(75.3)	(79.6)	(124.7)	-	-	-	-	-
Integration charges of acquired businesses	-	(2.0)	(23.2)	(0.5)	(241.0)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Naurex	-	-	(571.7)	-	-	-	-	-	-	-
Darpin	-	-	(50.0)	-	-	-	-	-	-	-
Merck license agreement	-	-	(250.0)	-	-	-	-	-	-	-
Other	-	-	(25.6)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(53.1)	(34.7)	-	0.5	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	(42.2)	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(50.8)	-	-
Amortization of bridge loan commitment fees	-	-	-	-	-	-	-	-	263.0	-
Women's healthcare portfolio product impairment	-	-	-	-	-	-	(192.1)	-	-	-
Abandonment of certain R&D projects acquired in the Allergan acquisition	-	-	-	-	-	-	(300.0)	-	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(8.6)	-	-	-
Interest rate lock impact	-	-	-	-	-	-	-	-	(31.0)	-
Litigation settlement related charges	-	-	-	-	(20.5)	-	-	-	-	-
Other adjustments	(3.8)	-	0.3	1.7	(9.6)	(3,858.9)	-	-	2.3	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	1,350.3
Discrete income tax events	-	-	-	-	-	-	-	-	-	450.0

Non-GAAP Adjusted	$ 9,077.4	$ 1,051.2	$ 778.7	$ 1,838.6	$ 488.4	$ -	$ -	$ (895.2)	$ (3.8)	$ 309.3

The non-GAAP effective tax rate in the three and nine months ended September 30, 2016 was impacted by income earned in jurisdictions with tax rates lower than the Irish statutory rate partially offset by U.S. income taxed at rates higher than the Irish statutory rate. The non-GAAP effective tax rate in the three months ended September 30, 2016 excludes approximately $135 million of discrete tax benefits related to items including: a change in tax rates applicable to certain temporary differences, a benefit for the New Jersey Grow income tax credit and other non-recurring items. The non-GAAP effective tax rate for the nine months ended September 30, 2016 excludes approximately $60 million of discrete tax benefits related to items including: tax effects of pre-tax impairments, a change in tax rates applicable to certain temporary differences, a benefit for the New Jersey Grow income tax credit, changes in valuation allowances related to the Teva disposition and other non-recurring items.

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations attributable to shareholders and diluted earnings per share to non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share for the three and nine months ended September 30, 2016 and 2015:

			Table 6
ALLERGAN PLC
RECONCILIATION TABLE
(Unaudited; in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

GAAP to Non-GAAP Adjusted net income calculation

GAAP (loss) from continuing operations attributable to shareholders	$ (381.9)	$ (876.4)	$ (899.2)	$ (2,155.6)
Adjusted for:
Amortization	1,609.1	1,557.8	$ 4,831.9	3,858.9
Acquisition and licensing charges (1)	321.5	1,297.7	$ 793.2	3,155.9
Accretion and fair-value adjustments to contingent consideration	15.9	81.3	$ 79.3	87.3
Impairment/asset sales and related costs	37.3	295.6	$ 292.9	500.7
Non-recurring (gain) / losses	18.2	4.5	$ 18.4	42.2
Legal settlements	40.8	17.5	$ 100.0	20.5
Income taxes on items above and other income tax adjustments	(282.2)	(956.7)	$ (1,190.0)	(1,800.3)
Non-GAAP adjusted net income attributable to shareholders	$ 1,378.7	$ 1,421.3	$ 4,026.5	$ 3,709.6

Diluted earnings per share

Diluted (loss) per share from continuing operations attributable to shareholders- GAAP	$ (0.97)	$ (2.23)	$ (2.28)	$ (6.01)

Non-GAAP adjusted diluted earnings per share attributable to shareholders	$ 3.32	$ 3.41	$ 9.66	$ 9.82

Basic weighted average ordinary shares outstanding	392.7	393.6	394.4	358.9
Effect of dilutive securities:
Dilutive shares	22.0	22.7	22.3	18.8
Diluted weighted average ordinary shares outstanding	414.7	416.3	416.7	377.7

(1)	Includes stock-based compensation due to the Allergan, Forest and Warner Chilcott acquisitions as well as the valuation accounting impact in interest expense, net.

We define adjusted EBITDA as an amount equal to consolidated net (loss) from continuing operations attributable to shareholders for such period adjusted for the following: (i) interest expense, (ii) interest income, (iii) (benefit) for income taxes, (iv) depreciation and amortization expenses, (v) stock-based compensation expense, (vi) asset impairment charges and losses / (gains) and expenses associated with the sale of assets, including the exclusion of discontinued operations, (vii) business restructuring charges associated with Allergan's global supply chain and operational excellence initiatives or other restructurings of a similar nature, (viii) costs and charges associated with the acquisition of businesses and assets including, but not limited to, milestone payments, integration charges, other charges associated with the revaluation of assets or liabilities and charges associated with the revaluation of acquisition related contingent liabilities that are based in whole or in part on future estimated cash flows, (ix) litigation charges and settlements and (x) other unusual charges or expenses. We define non-GAAP operating income as adjusted EBITDA including depreciation, certain stock-based compensation charges and excluding dividend income.

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations for the three and nine months ended September 30, 2016 and 2015 to adjusted EBITDA and adjusted operating income:

			Table 7
ALLERGAN PLC
ADJUSTED EBITDA and ADJUSTED OPERATING INCOME, RECONCILIATION TABLE
(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

GAAP (loss) from continuing operations attributable to shareholders	$ (381.9)	$ (876.4)	$ (899.2)	$ (2,155.6)
Plus:
Interest expense	324.3	340.2	1,002.9	852.0
Interest income	(18.1)	(3.5)	(23.5)	(7.6)
(Benefit) for income taxes	(158.9)	(838.9)	(825.8)	(1,491.0)
Depreciation (includes accelerated depreciation)	40.7	37.9	114.5	96.0
Amortization	1,609.1	1,557.8	4,831.9	3,858.9
EBITDA	$ 1,415.2	$ 217.1	$ 4,200.8	$ 1,152.7
Adjusted for:
Acquisition and licensing and other charges	293.8	1,254.2	704.6	2,706.2
Impairment/asset sales and related costs	37.3	295.6	292.9	500.7
Non-recurring (gain) / losses	18.2	4.5	18.4	42.2
Legal settlements	40.8	17.5	100.0	20.5
Accretion and fair-value adjustments to contingent consideration	15.9	81.3	79.3	87.3
Share-based compensation	81.0	117.0	257.0	625.3
Adjusted EBITDA	$ 1,902.2	$ 1,987.2	$ 5,653.0	$ 5,134.9
Adjusted for:
Depreciation	(40.7)	(37.9)	(114.5)	(96.0)
Dividend income	(34.1)	-	(34.1)	-
Share-based compensation restructuring charges and purchase accounting impact on stock-based compensation for acquired awards	(43.0)	(54.1)	(127.8)	(124.8)
Adjusted Operating Income	$ 1,784.4	$ 1,895.2	$ 5,376.6	$ 4,914.1

The following table details Allergan plc's product revenue for significant promoted products within the US Specialized Therapeutic Segment for the three and nine months ended September 30, 2016 and 2015:

			Table 8
ALLERGAN PLC
US Specialized Therapeutics Product Revenue
(Unaudited; in millions)

	Three Months Ended September 30,		Change
	2016 (1)	2015 (1)	Dollars	%

Total Eye Care	$ 608.5	$ 539.9	$ 68.6	12.7%
Restasis®	356.4	312.8	43.6	13.9%
Lumigan®/Ganfort®	78.3	71.7	6.6	9.2%
Alphagan®/Combigan®	93.4	81.4	12.0	14.7%
Ozurdex®	20.9	17.6	3.3	18.8%
Eye Drops	50.2	45.3	4.9	10.8%
Other Eye Care	9.3	11.1	(1.8)	(16.2)%
Total Medical Aesthetics	388.9	340.1	48.8	14.3%
Facial Aesthetics	293.7	249.0	44.7	18.0%
Botox® Cosmetics	174.5	159.3	15.2	9.5%
Fillers	105.0	89.7	15.3	17.1%
Kybella®	14.2	-	14.2	n.a.
Plastic Surgery	52.2	54.3	(2.1)	(3.9)%
Breast Implants	51.1	50.9	0.2	0.4%
Other Plastic Surgery	1.1	3.4	(2.3)	(67.6)%
Skin Care	43.0	36.8	6.2	16.8%
SkinMedica®	25.8	23.0	2.8	12.2%
Latisse®	17.2	13.8	3.4	24.6%
Total Medical Dermatology	116.1	107.8	8.3	7.7%
Aczone®	69.0	48.0	21.0	43.8%
Tazorac®	27.5	27.6	(0.1)	(0.4)%
Botox® Hyperhidrosis	16.3	15.0	1.3	8.7%
Other Medical Dermatology	3.3	17.2	(13.9)	(80.8)%
Total Neuroscience & Urology	330.7	291.4	39.3	13.5%
Botox® Therapeutics	305.5	261.3	44.2	16.9%
Rapaflo®	25.2	30.1	(4.9)	(16.3)%
Other Revenues	9.0	17.4	(8.4)	(48.3)%
Net revenues	$ 1,453.2	$ 1,296.6	$ 156.6	12.1%

(1) Includes revenues earned that were distributed through the Anda Distribution business to third party customers.

	Nine Months Ended September 30,		Change
	2016 (1)	2015 (1)	Dollars	%

Total Eye Care	$ 1,777.6	$ 1,213.2	$ 564.4	46.5%
Restasis®	1,026.4	651.4	375.0	57.6%
Lumigan®/Ganfort®	240.4	165.9	74.5	44.9%
Alphagan®/Combigan®	274.3	184.9	89.4	48.4%
Ozurdex®	61.8	36.9	24.9	67.5%
Eye Drops	140.1	131.8	8.3	6.3%
Other Eye Care	34.6	42.3	(7.7)	(18.2)%
Total Medical Aesthetics	1,182.6	761.4	421.2	55.3%
Facial Aesthetics	893.3	547.9	345.4	63.0%
Botox® Cosmetics	529.8	341.2	188.6	55.3%
Fillers	325.3	206.7	118.6	57.4%
Kybella®	38.2	-	38.2	n.a.
Plastic Surgery	153.1	122.5	30.6	25.0%
Breast Implants	149.2	112.8	36.4	32.3%
Other Plastic Surgery	3.9	9.7	(5.8)	(59.8)%
Skin Care	136.2	91.0	45.2	49.7%
SkinMedica®	81.5	51.6	29.9	57.9%
Latisse®	54.7	39.4	15.3	38.8%
Total Medical Dermatology	282.2	249.4	32.8	13.2%
Aczone®	156.1	114.3	41.8	36.6%
Tazorac®	68.0	65.7	2.3	3.5%
Botox® Hyperhidrosis	48.9	35.5	13.4	37.7%
Other Medical Dermatology	9.2	33.9	(24.7)	(72.9)%
Total Neuroscience & Urology	963.8	637.2	326.6	51.3%
Botox® Therapeutics	875.3	549.7	325.6	59.2%
Rapaflo®	87.6	87.5	0.1	0.1%
Other Neuroscience & Urology	0.9	-	0.9	n.a.
Other Revenues	34.6	28.4	6.2	21.8%
Net revenues	$ 4,240.8	$ 2,889.6	$ 1,351.2	46.8%

(1) Includes revenues earned that were distributed through the Anda Distribution business to third party customers.

The following table details Allergan plc's product revenue for significant promoted products within the US General Medicine Segment for the three and nine months ended September 30, 2016 and 2015:

			Table 9

ALLERGAN PLC
US General Medicine Product Revenue
(Unaudited; in millions)

	Three Months Ended September 30,		Change
	2016 (1)	2015 (1)	Dollars	%

Total Central Nervous System (CNS)	$ 325.5	$ 406.7	(81.2)	(20.0)%
Namenda XR®	146.9	214.5	(67.6)	(31.5)%
Namzaric®	14.9	1.7	13.2	n.m.
Viibryd®/Fetzima®	87.6	84.5	3.1	3.7%
Vraylar™	32.4	-	32.4	n.a.
Saphris®	40.8	51.1	(10.3)	(20.2)%
Namenda® IR	2.9	54.9	(52.0)	(94.7)%
Total Gastrointestinal (GI)	431.4	398.6	32.8	8.2%
Linzess®	164.4	117.5	46.9	39.9%
Viberzi®	30.9	-	30.9	n.a.
Asacol®/Delzicol®	72.2	141.9	(69.7)	(49.1)%
Carafate®/Sulcrate®	56.4	52.9	3.5	6.6%
Canasa®/Salofalk®	47.2	34.6	12.6	36.4%
Zenpep®	52.5	43.1	9.4	21.8%
Other GI	7.8	8.6	(0.8)	(9.3)%
Total Women's Health	305.3	268.0	37.3	13.9%
Lo Loestrin®	105.7	89.8	15.9	17.7%
Minastrin® 24	84.9	74.4	10.5	14.1%
Estrace® Cream	98.6	87.4	11.2	12.8%
Liletta®	4.4	5.8	(1.4)	(24.1)%
Other Women's Health	11.7	10.6	1.1	10.4%
Total Anti-Infectives	52.5	52.3	0.2	0.4%
Teflaro®	33.3	35.8	(2.5)	(7.0)%
Avycaz®	4.8	7.5	(2.7)	(36.0)%
Dalvance®	10.3	4.9	5.4	110.2%
Other Anti-Infectives	4.1	4.1	-	0.0%
Established Brands	319.3	400.5	(81.2)	(20.3)%
Bystolic®	163.9	155.3	8.6	5.5%
Armour Thyroid	39.1	34.7	4.4	12.7%
Enablex®	1.9	17.2	(15.3)	(89.0)%
Lexapro®	15.6	17.8	(2.2)	(12.4)%
Savella®	28.1	29.0	(0.9)	(3.1)%
PacPharma	6.2	27.4	(21.2)	(77.4)%
Other Established Brands	64.5	119.1	(54.6)	(45.8)%
Other Revenues	54.1	25.9	28.2	108.9%
Net revenues	$ 1,488.1	$ 1,552.0	$ (63.9)	(4.1)%

(1) Includes revenues earned that were distributed through the Anda Distribution business to third party customers.

	Nine Months Ended September 30,		Change
	2016 (1)	2015 (1)	Dollars	%

Total Central Nervous System (CNS)	$ 964.6	$ 1,485.1	(520.5)	(35.0)%
Namenda XR®	486.5	569.8	(83.3)	(14.6)%
Namzaric®	38.0	3.3	34.7	n.m.
Viibryd®/Fetzima®	252.6	244.8	7.8	3.2%
Vraylar™	51.1	-	51.1	n.a.
Saphris®	123.6	134.3	(10.7)	(8.0)%
Namenda® IR	12.8	532.9	(520.1)	(97.6)%
Total Gastrointestinal (GI)	1,277.0	1,138.4	138.6	12.2%
Linzess®	452.0	325.1	126.9	39.0%
Viberzi®	55.3	-	55.3	n.a.
Asacol®/Delzicol®	297.9	407.8	(109.9)	(26.9)%
Carafate®/Sulcrate®	167.7	153.4	14.3	9.3%
Canasa®/Salofalk®	135.0	102.2	32.8	32.1%
Zenpep®	145.1	121.5	23.6	19.4%
Other GI	24.0	28.4	(4.4)	(15.5)%
Total Women's Health	865.1	716.7	148.4	20.7%
Lo Loestrin®	296.0	251.7	44.3	17.6%
Minastrin® 24	247.5	195.3	52.2	26.7%
Estrace® Cream	276.4	229.4	47.0	20.5%
Liletta®	15.0	10.7	4.3	40.2%
Other Women's Health	30.2	29.6	0.6	2.0%
Total Anti-Infectives	167.1	138.3	28.8	20.8%
Teflaro®	101.9	105.3	(3.4)	(3.2)%
Avycaz®	26.9	12.9	14.0	108.5%
Dalvance®	26.7	11.3	15.4	136.3%
Other Anti-Infectives	11.6	8.8	2.8	31.8%
Established Brands	1,038.8	1,267.7	(228.9)	(18.1)%
Bystolic®	477.8	476.1	1.7	0.4%
Armour Thyroid	121.8	88.9	32.9	37.0%
Enablex®	14.7	51.5	(36.8)	(71.5)%
Lexapro®	50.8	53.6	(2.8)	(5.2)%
Savella®	74.1	80.6	(6.5)	(8.1)%
PacPharma	49.7	56.6	(6.9)	(12.2)%
Other Established Brands	249.9	460.4	(210.5)	(45.7)%
Other Revenues	78.3	57.5	20.8	36.2%
Net revenues	$ 4,390.9	$ 4,803.7	$ (412.8)	(8.6)%

(1) Includes revenues earned that were distributed through the Anda Distribution business to third party customers.

The following table details Allergan plc's product revenue for significant promoted products within the International Segment for the three and nine months ended September 30, 2016 and 2015:

			Table 10

ALLERGAN PLC
International Product Revenue
(Unaudited; in millions)

	Three Months Ended September 30,		Change
	2016	2015	Dollars	%

Total Eye Care	$ 294.2	$ 281.5	$ 12.7	4.5%
Lumigan®/Ganfort®	86.6	86.2	0.4	0.5%
Alphagan®/Combigan®	41.3	39.4	1.9	4.8%
Ozurdex®	43.4	34.0	9.4	27.6%
Optive®	25.6	23.2	2.4	10.3%
Other Eye Drops	42.1	44.0	(1.9)	(4.3)%
Restasis®	15.4	15.5	(0.1)	(0.6)%
Other Eye Care	39.8	39.2	0.6	1.5%
Total Medical Aesthetics	251.0	214.8	36.2	16.9%
Facial Aesthetics	212.6	176.5	36.1	20.5%
Botox® Cosmetics	115.3	98.6	16.7	16.9%
Fillers	96.8	77.9	18.9	24.3%
Belkyra® (Kybella®)	0.5	-	0.5	n.a.
Plastic Surgery	35.8	34.6	1.2	3.5%
Breast Implants	35.6	34.6	1.0	2.9%
Earfold™	0.2	-	0.2	n.a.
Skin Care	2.6	3.7	(1.1)	(29.7)%
Botox® Therapeutics and Other	134.6	155.5	(20.9)	(13.4)%
Botox® Therapeutics	78.1	70.2	7.9	11.3%
Asacol®/Delzicol®	14.2	15.3	(1.1)	(7.2)%
Constella®	4.3	1.1	3.2	n.m.
Other Products**	38.0	68.9	(30.9)	(44.8)%
Other Revenues	18.0	8.8	9.2	104.5%
Net revenues **	$ 697.8	$ 660.6	$ 37.2	5.6%

**

Includes an adjustment of $31.7 million recorded in the three months ended September 30, 2015 related to international other product revenues for the six months ended June 30, 2015 that were reported in discontinued operations instead of continuing operations during the six months ended June 30, 2015.  The impact of this out-of-period adjustment is not material to the six months ended June 30, 2015 or the three months ended September 30, 2015 and has no impact on the nine months ended September 30, 2015.  Excluding this adjustment, international revenues would have increased 12% on a performance basis.

	Nine Months Ended September 30,		Change
	2016	2015	Dollars	%

Total Eye Care	$ 904.4	$ 623.7	$ 280.7	45.0%
Lumigan®/Ganfort®	269.2	189.7	79.5	41.9%
Alphagan®/Combigan®	127.3	87.4	39.9	45.7%
Ozurdex®	130.2	72.7	57.5	79.1%
Optive®	75.7	51.9	23.8	45.9%
Other Eye Drops	131.2	99.5	31.7	31.9%
Restasis®	49.7	31.8	17.9	56.3%
Other Eye Care	121.1	90.7	30.4	33.5%
Total Medical Aesthetics	780.0	509.9	270.1	53.0%
Facial Aesthetics	658.7	416.4	242.3	58.2%
Botox® Cosmetics	352.9	234.9	118.0	50.2%
Fillers	304.2	181.5	122.7	67.6%
Belkyra® (Kybella®)	1.6	-	1.6	n.a.
Plastic Surgery	112.9	85.6	27.3	31.9%
Breast Implants	112.5	85.6	26.9	31.4%
Earfold™	0.4	-	0.4	n.a.
Skin Care	8.4	7.9	0.5	6.3%
Botox® Therapeutics and Other	399.0	321.5	77.5	24.1%
Botox® Therapeutics	240.0	158.5	81.5	51.4%
Asacol®/Delzicol®	40.5	47.8	(7.3)	(15.3)%
Constella®	12.7	2.9	9.8	n.m.
Other Products	105.8	112.3	(6.5)	(5.8)%
Other Revenues	44.7	41.3	3.4	8.2%
Net revenues	$ 2,128.1	$ 1,496.4	$ 631.7	42.2%

The following table provides a reconciliation of anticipated GAAP loss from continuing operations to non-GAAP adjusted net income attributable to shareholders for the year ending December 31, 2016:

Table 11

$ in millions	LOW	HIGH
GAAP (loss) from continuing operations attributable to shareholders	$ (1,225.0)	$ (1,150.0)
Adjusted for:
Amortization	6,440.0	6,440.0
Acquisition and licensing charges	1,175.0	1,225.0
Accretion and fair-value adjustments to contingent consideration	85.0	95.0
Impairment/asset sales and related costs	292.9	292.9
Non-recurring (gain) / losses	18.4	18.4
Legal settlements	100.0	100.0
Income taxes on items above and other income tax adjustments	(1,461.3)	(1,511.3)
Non-GAAP adjusted net income attributable to shareholders	$ 5,425.0	$ 5,510.0

Diluted earnings per share

Diluted (loss) per share from continuing operations attributable to shareholders- GAAP	$ (3.17)	$ (2.98)

Non-GAAP adjusted diluted net income per share attributable to shareholders	$ 13.30	$ 13.50

Basic weighted average ordinary shares outstanding	386.0	386.0
Effect of dilutive securities:
Dilutive shares	22.0	22.0
Diluted weighted average ordinary shares outstanding	408.0	408.0

CONTACTS:

Allergan:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Mark Marmur
(862) 261-7558